FOR IMMEDIATE RELEASE

Contacts: Jerry W. Nix, Vice Chairman and CFO — (770) 612-2048

Sidney G. Jones, Vice President-Investor Relations – (770) 818-4628

GENUINE PARTS COMPANY
ANNOUNCES OFFICER CHANGES

Atlanta, Georgia, November 20, 2012 – Genuine Parts Company (NYSE: GPC), announced today three corporate officer changes, effective immediately. Lisa K. Hamilton was named Vice President of Benefits and Communications, David A. Haskett was named Vice President and Corporate Controller and Napoleon B. Rutledge was named Vice President and Assistant Treasurer.

Previously, Ms. Hamilton was Senior Director of Benefits and Communications and has served the Company for 16 years. Mr. Haskett was previously Assistant Vice President and Corporate Controller and has been with the Company for 25 years. Mr. Rutledge most recently served as Assistant Vice President of Internal Audit and has been at Genuine Parts for 12 years.

Tom Gallagher, Chairman and CEO of Genuine Parts Company, commented, “All three of these individuals are well deserving of their expanded leadership roles in the organization. Lisa is a highly valued member of our Human Resources group and, likewise, David and Napoleon are key leaders within our Finance team. We look forward to the future contributions of these three talented officers.”

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada and Mexico. The Company also distributes industrial replacement parts in the U.S., Canada and Mexico through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes business products nationwide in the U.S. and in Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S., Canada and Mexico. Genuine Parts Company had 2011 revenues of $12.5 billion.